Exhibit 10.1

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Ubiquiti Networks, Inc. (“Company”), and Jessica Zhou (“Executive”).

WHEREAS, Executive and Company have agreed to enter into a mutual release of claims in favor of each other and to fully and finally resolve all rights and obligations that could otherwise exist under the offer letter agreement by and between Company and Executive (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein and the terms described in Exhibit A and incorporated herein by reference, the Parties hereby agree as follows:

1. Resignation. Executive resigned from the Company effective October 11, 2013 (the “Resignation Date”).

2. Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidential Information Agreement”). Executive shall return all the Company property and confidential and proprietary information in her possession to the Company on the Effective Date of this Agreement.

3. Payment of Salary. Executive acknowledges and represents that the Company has paid or shall pay under the terms of this Agreement and Exhibit A all salary, wages, bonuses, accrued vacation, commissions, vested RSUs and stock options, and any and all other benefits due to Executive. Executive agrees and acknowledges that except for the consideration provided in exchange for Executive’s execution of this Agreement (set forth in Exhibit A), the foregoing represents satisfaction all outstanding obligations owed to Executive by the Company.

4. Mutual Release of Claims. In exchange for the consideration described in Exhibit A, Executive, on behalf of herself, and her respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (“Company Released Parties”), from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that she may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the cessation of that relationship, including obligations due or any other obligations owing to Executive under the Employment Agreement;

(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 870, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e) any and all claims for violation of the federal, or any state, constitution;

(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g) any and all claims for attorneys’ fees and costs.

Likewise, in exchange for Executive’s execution of this Agreement, including the release of claims set forth herein, the Company hereby fully and forever releases Executive, her respective heirs, family members, executors and assigns (“Executive Released Parties”), from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that it may possess against her arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement.

Company and Executive each agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance. Notwithstanding the foregoing, this Agreement does not release any claims that cannot be waived or released as a matter of law.

5. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that she has been advised by this writing that (a) she should consult with an attorney prior to executing this Agreement; (b) she has at least twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.

6. Civil Code Section 1542. Executive represents that she is not aware of any claims against the Company other than the claims that are released by this Agreement. Company likewise represents that it is not aware of any claims against Executive other than the claims that are released by this Agreement. Both Executive and Company acknowledge that each has been independently advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive and the Company, being aware of said Civil Code section, agree to expressly waive any rights she/it may have thereunder, as well as under any statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Company and Executive each represents that it/she has no lawsuits, claims, or actions pending in its/her name, or on behalf of any other person or entity, against each other or any other person or entity referred to herein. Company and Executive also each represent that it/she does not intend to bring any claims on its/her own behalf or on behalf of any other person or entity against each other or any other person or entity referred to herein.

8. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, she shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and she hereby waives any right, or alleged right, of employment or re-employment with the Company or its subsidiaries or related entities.

9. No Cooperation. Executive agrees that she will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.

11. Non-Disparagement. Executive agrees that she will not disparage or impugn the Company or any Company Released Party or intentionally cause others to do so. The Company likewise agrees that the Company’s current named executive officers (as defined in Item 402(a)(3) of Regulation S-K) will not disparage or impugn Executive or intentionally cause others to do so. Nothing in this provision shall in any way limit Executive’s or the Company’s right to provide truthful information to a government agency, to respond to a subpoena, or to testify truthfully under oath.

12. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

13. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Confidential Information Agreement, in accordance with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association, and the judgment and the award rendered by the arbitrator may be entered in any court or tribunal of competent jurisdiction. For the sake of clarity, this provision encompasses all disputes relating to Executive’s employment, this Agreement, the resignation of Executive’s employment, and the amounts paid to Executive upon resignation. In any arbitration proceeding conducted pursuant to this Section, both parties shall have the right to discovery, to call witnesses and to cross-examine the other party’s witnesses (through legal counsel, expert witnesses, or both). All decisions of the arbitrator shall be final, conclusive and binding upon the parties, and shall not be subject to judicial review. This provision shall survive the termination of this Agreement. Nothing in this provision shall prohibit or limit the parties from seeking provisional relief pursuant to California Code of Civil Procedure 1281.8, in each case without the necessity to post a bond or other collateral.

14. Authority. Executive represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement.

15. No Representations. Executive represents that she has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

16. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

17. Entire Agreement. This Agreement, along with the Confidential Information Agreement and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.

18. No Oral Modification. This Agreement may only be amended in writing signed by Executive and the CEO of the Company or the Chair of the Board’s Compensation Committee.

19. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

20. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.

21. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

22. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a) They have read this Agreement;

(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c) They understand the terms and consequences of this Agreement and of the releases it contains;

(d) They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS THEREOF, parties hereto have executed this Agreement on the dates set forth below.

EXECUTIVE		UBIQUITI NETWORKS, INC.

By:	/s/ Jessica Zhou	By:	/s/ Craig L. Foster

Date:	10/18/13	Name:	Craig L. Foster

		Title:	Chief Financial Officer

		Date:	10/18/13

Exhibit A

Conditioned upon signing the Release Executive will receive the following:

1. Company shall pay Executive $500,000, less applicable withholdings, cash payment on the Effective Date.

2. Company shall immediately accelerate the vesting of 27,500 of unvested RSUs granted to Executive on May 8, 2012, such that all 27,500 of those otherwise unvested RSUs shall be fully vested as of the Resignation Date.

3. Company shall on the Effective Date pay Executive a payment, less applicable withholdings, for the premiums required to maintain Executive’s current health insurance under the Consolidated Omnibus Budget Reconciliation Act (COBRA) for a period of twelve (12) months.